Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 49 to the Registration Statement on Form N-1A of Fidelity Financial Trust: Fidelity Independence Fund of our report dated January 14, 2008 and Fidelity Equity-Income II Fund of our report dated January 16, 2008 on the financial statements and financial highlights included in the November 30, 2007 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We further consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

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/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
March 3, 2008